Exhibit 99.1

Chiasma Announces Corporate Restructuring Plan and

Provides Regulatory Update Regarding Mycapssa™

Company Takes Action to Reduce Expenses

WALTHAM, Mass., June 14, 2016 – Chiasma, Inc. (NASDAQ: CHMA), a biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today announced that it is implementing a corporate restructuring plan intended to focus the company’s resources on the continued development of Mycapssa (octreotide) capsules for the maintenance treatment of adult acromegaly patients. This plan includes an immediate reduction of approximately 33% of the company’s workforce, including substantially all of its commercial personnel.

As a result of the reduction in force, the company estimates that it will incur aggregate charges of approximately $1.4 million to $1.6 million for one-time severance and related costs in the second quarter of 2016, which charges are expected to result in cash expenditures that will be substantially complete by the end of the second quarter of 2017. An estimated additional $0.3 million to $0.4 million of one-time non-cash restructuring charges related to previously capitalized commercial software are also expected this quarter. As of March 31, 2016, Chiasma had $134.3 million of cash, cash equivalents and marketable securities.

This action follows the company’s recent participation in an End of Review Meeting with the United States Food and Drug Administration (FDA) regarding the company’s New Drug Application (NDA) for Mycapssa™ (octreotide) capsules for the maintenance treatment of adult patients with acromegaly. As previously announced, the company received a Complete Response Letter (CRL) for its NDA on April 15, 2016. At the meeting, the FDA reiterated the concerns it expressed in the CRL regarding certain aspects of the single-arm, open-label Phase 3 clinical trial upon which the NDA was based and the FDA’s belief that the company’s application had failed to provide substantial evidence of efficacy to warrant approval.

“We believe this reduction in staffing and spending is the appropriate action to preserve shareholder value at this time since it is unlikely we will be able to commercially launch Mycapssa in the near term,” commented Mark Leuchtenberger, president and chief executive officer of Chiasma. “I would like to thank the high-caliber individuals affected by this plan for their tireless efforts and contributions to the organization. We continue to believe in the potential for Mycapssa to help many patients with acromegaly and intend to continue working diligently on their behalf.”

After completing its review of FDA feedback from the End of Review Meeting, the company expects to explore all potential paths forward, including whether it can address the FDA’s concerns through the submission of additional clinical analyses or data, or other means. Chiasma also plans to continue its evaluation of business priorities and additional opportunities for cost savings.

Chiasma is proceeding as planned with its recently initiated MPOWERED™ Phase 3 trial comparing the safety and efficacy of Mycapssa to monthly somatostatin analog injections to support a potential Marketing Authorization Application (MAA) with the European Medicines Agency (EMA).

About Mycapssa

Mycapssa is the conditional trade name of octreotide capsules, an investigational new oral drug in development for the maintenance therapy of adult patients with acromegaly. Mycapssa has been granted orphan designation in the United States and the European Union for the potential treatment of acromegaly. Mycapssa has not been approved for use in any jurisdiction.

About Chiasma

Chiasma is dedicated to improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. The company is conducting an international Phase 3 clinical trial of octreotide capsules (conditionally trade-named “Mycapssa”) for the maintenance treatment of adult acromegaly patients to support a potential submission of a Marketing Authorization Application to the European Medicines Agency. Chiasma is headquartered in the United States with a wholly owned subsidiary in Israel. Mycapssa, MPOWERED, and TPE are trademarks of Chiasma.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the company’s plans to reduce its workforce by approximately 33%; its expectation that cash restructuring charges would be in the range of $1.4 million to $1.6 million and non-cash restructuring charges would be in the range of $0.3 million to $0.4 million; its ability to address the FDA’s concerns through the submission of additional clinical analyses or data, or other means; and its plans to continue the MPOWERED Phase 3 trial. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that estimates and assumptions underlying the company’s restructuring plan, including that its estimated charges and cost savings may not be realized; risks associated with the regulatory review process generally; risks associated with Chiasma’s Phase 3 clinical trial to support regulatory approval of Mycapssa in the E.U.; risks associated with Chiasma potentially conducting an additional randomized, double-blind and controlled Phase 3 clinical trial of Mycapssa in accordance with the FDA’s recommendation in the CRL to support regulatory approval of Mycapssa in the United States, including risks related to the enrollment, timing and associated expenses of any potential trial; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that octreotide capsules, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Chiasma’s dependence on third parties. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the Securities and Exchange Commission on May 12, 2016 and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contacts:

Media:

Cammy Duong

MacDougall Biomedical Communications

(781) 591-3443

cduong@macbiocom.com

Investors:

Jason Fredette

Chiasma, Inc.

(617) 928-5306

Jason.Fredette@ChiasmaPharma.com